                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*


                                  HEMASURE INC.
                                ----------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                   423504 10 9
                                 --------------
                                 (CUSIP Number)

                                  MARCH 3, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 423504 10 9                                                Page 2 of 5


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Sepracor Inc.
           22-2536587
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

           Not Applicable
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
  NUMBER OF SHARES     5    SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING         4,333,334 shares
     PERSON WITH       ---------------------------------------------------------
                       6    SHARED VOTING POWER

                            0 shares
                       ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER

                            4,333,334 shares
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,333,334 shares
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           22.2%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------


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CUSIP No. 423504 10 9                                                Page 3 of 5

ITEM 1(a)         NAME OF ISSUER:

                  HemaSure Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  140 Locke Drive
                  Marlborough, MA  01752

ITEM 2(a)         NAME OF PERSON FILING:

                  Sepracor Inc.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  111 Locke Drive
                  Marlborough, MA  01752

ITEM 2(c)         CITIZENSHIP:

                  Delaware

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share ("Common Stock")

ITEM 2(e)         CUSIP NUMBER:

                  CUSIP No. 423504 10 9

ITEM 3            STATUS IF FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c):

                  Not Applicable

ITEM 4            OWNERSHIP:

                  (a) Amount Beneficially Owned: 4,333,334 shares

                  (b) Percent of Class: 22.2%

                  (c) Number of Shares as to which the person has:

                      (i) Sole power to vote or to direct the vote: 4,333,334 shares

                      (ii) Shared power to vote or to direct the vote: 0 shares

                      (iii) Sole power to dispose or to direct the
                            disposition of: 4,333,334 shares


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CUSIP No. 423504 10 9                                                Page 4 of 5


                      (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


                  Not Applicable

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY.

                  Not Applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10           CERTIFICATION.

                  Not Applicable


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CUSIP No. 423504 10 9                                                Page 5 of 5


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  March 15, 2000

                                  SEPRACOR INC.


                                           By:      /s/ Robert F. Scumaci
                                                    ---------------------------
                                                    Robert F. Scumaci
                                                    Senior Vice President,
                                                    Finance and Administration